Exhibit 10.12

Notice of Restricted Stock Unit Award Granted Under the
Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan
(the “2008 Amended Plan”)

Important Note:  You must login to your account at                                      to accept this award and obtain other important information concerning the award, such as a copy of the 2008 Amended Plan and the Terms and Conditions for Restricted Stock Unit Awards (the “Terms and Conditions”).  This award will not become effective until you login and accept both documents.

Award Recipient:

Restricted Stock Unit Award:	restricted stock units (“RSUs”) granted under the 2008 Amended Plan.

Award Date:

Vesting Schedule:

Subject to your continued employment with Tree.com or its Subsidiaries, your RSUs shall, subject to the provisions of the 2008 Amended Plan and the Terms and Conditions, vest and no longer be subject to any restriction as of the vesting dates and the achievement of any applicable performance goals, as set forth below:

Impact of a Termination of Employment:

Except as otherwise provided in the 2008 Amended Plan or in the attached Terms and Conditions, or any prior employment agreement, all of your unvested RSUs will be forfeited and canceled in their entirety upon a Termination of Employment.

Terms and Conditions:

Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2008 Amended Plan.

Your RSUs are subject to the Terms and Conditions and to the 2008 Amended Plan, both of which are posted on                                     . Additional copies of these documents are also available on the MyEquity page of the Company intranet at                                                                  or upon request from your Human Resources Department.

We strongly encourage you to review the Terms and Conditions and the 2008 Amended Plan. These documents will help provide you with a full understanding of your RSU award.

Terms and Conditions for Restricted Stock Unit Award

Overview

These Terms and Conditions apply to the restricted stock units (the “Award”) awarded to you by Tree.com, Inc. (“Tree.com” or the “Company”) pursuant to Section 7 of the Second Amended and Restated Tree.com 2008 Stock and Annual Incentive Plan (the “2008 Amended Plan”).  You were notified of your Award by way of an award notice (the “Award Notice”).  All capitalized terms used herein, to the extent not defined, shall have the meaning as set forth in the 2008 Amended Plan.

Continuous Service

In order for your Award to vest, you must be continuously employed by Tree.com or any of its Subsidiaries or Affiliates during the Restriction Period (as defined below) or as otherwise provided in the Vesting section below.  Nothing in your Award Notice, these Terms and Conditions, or the 2008 Amended Plan shall confer upon you any right to continue in the employ or service of Tree.com or any of its Subsidiaries or Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the 2008 Amended Plan, the RSUs in respect to your Award, shall vest and no longer be subject to satisfaction of any restriction on the dates and subject to any applicable performance conditions (such period during which restrictions apply is the “Restriction Period”) as follows:

The vesting of your Award is conditioned upon your continued employment with Tree.com or its subsidiaries on each respective vesting date.

[Notwithstanding the foregoing, 100% of your then-outstanding and unvested portion of your Award shall vest upon the occurrence of a Change in Control.  The term “Change in Control” is defined in the 2008 Amended Plan, and includes certain events affecting Tree.com (not events only affecting specific businesses of Tree.com).]

[Include any other specific vesting events approved by the Compensation Committee.]

Termination of Employment

Upon the Termination of your Employment with Tree.com or any of its Subsidiaries or Affiliates during the Restriction Period without cause, any unvested portion RSU Award shall be forfeited and canceled in its entirety effective immediately upon such Termination of Employment.

For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries and Affiliates, without any break in service, is not a Termination of Employment.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs in respect of your Award have vested and are no longer subject to the Restriction Period (but in no event later than two and a half months after the end of the fiscal year in which the RSUs vest), such RSUs shall be settled.  For each RSU settled, Tree.com shall issue one share of Common Stock for each RSU that has vested.  Notwithstanding the foregoing, Tree.com shall be entitled to hold the shares or cash issuable to you upon settlement of all RSUs that have vested until Tree.com or the agent selected by Tree.com to administer the 2008 Amended Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includable in your gross income for federal, state, local or foreign income or employment or other tax purposes, Tree.com or its Subsidiaries and/or Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares or cash issued upon settlement of the RSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of Tree.com’s withholding obligation.  If the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, be required to pay to Tree.com, or make arrangements satisfactory to Tree.com regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the 2008 Amended Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares).  Notwithstanding the foregoing, if Tree.com declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the 2008 Amended Plan, the 2008 Amended Plan shall control; provided, that an action or provision that is permissive under the terms of the 2008 Amended Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the 2008 Amended Plan shall govern.  In the event of (i) any conflict between the Award Notice (or any information posted on Tree.com’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com) and Tree.com’s books and records, or (ii) ambiguity in the Award Notice (or any information posted on Tree.com’s intranet or given to you directly or indirectly through the Agent (including information posted on https://www.benefitaccess.com), Tree.com’s books and records shall control.

Amendment

Tree.com may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to Tree.com or any of its Subsidiaries or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the 2008 Amended Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the 2008 Amended Plan and/or to implement or structure any further grants of equity awards (if any)).  The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which Tree.com, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and related rules and regulations (“Section 409A”).  In no event shall Tree.com be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on Tree.com’s intranet or communicated (either directly by Tree.com or indirectly through any of its Subsidiaries, Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) after such change becomes effective.